EXHIBIT 99.18

FIRST AMENDMENT TO
HILL STOCK REDEMPTION AGREEMENT

THIS FIRST AMENDMENT TO HILL STOCK REDEMPTION AGREEMENT (the “Amendment”), dated as of March __, 2003, by and among HEALTHMONT, INC., a Tennessee corporation (“HealthMont”); HEALTHMONT OF TEXAS, INC., a Tennessee corporation and wholly-owned subsidiary of HealthMont (“HealthMont of Texas”); HEALTHMONT OF TEXAS I, LLC, a Tennessee limited liability company and wholly-owned subsidiary of HealthMont of Texas (“HealthMont of Texas I” and collectively with HealthMont of Texas, the “Subsidiaries”); and TIMOTHY S. HILL, a resident of Brentwood, Tennessee (“Hill”). As used in this Amendment, and except as otherwise provided herein, capitalized terms shall the same meanings as in the Redemption Agreement.

PREAMBLE

WHEREAS, HealthMont, HealthMont of Texas, HealthMont of Texas I, and Hill are parties to that certain Hill Stock Redemption Agreement (the “Redemption Agreement”), dated as of October 15, 2002; and

WHEREAS, the parties desire to amend the Redemption Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereto agree as follows:

1.        Elimination of Certain Conditions to Closing. Section 6.1(a), Section 6.2(a) and Section 6.2(b) of the Redemption Agreement are hereby deleted in their entirety.

2.        Amended Consulting Agreement. The form of Consulting Agreement attached as Exhibit A to the Redemption Agreement is hereby replaced with the form of Consulting Agreement attached hereto as Exhibit A.

3.        Capital Contribution. Section 8.2 of the Redemption Agreement is hereby amended in its entirety as follows:

8.2      Capital Contributions. Immediately prior to consummation of the transactions contemplated hereby, HealthMont shall issue to HealthMont of Texas as a capital contribution a note in the original principal amount of $275,000, whereupon the condition precedent set forth in Section 6.2(f) hereof shall be deemed to have been satisfied in full. The note shall be in substantially the form attached hereto as Exhibit B.

4.        Severance Payments to Hill. Simultaneously with the execution of this Amendment, HealthMont and Hill shall execute an Amended and Restated Non-Competition Agreement and General Release in substantially the form attached hereto, whereupon the condition precedent set forth in Section 6.2(d) hereof shall be deemed to have been satisfied in full.

5.        Effect of Amendment. The Redemption Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations of the parties under the Redemption Agreement shall hereafter be determined, exercised, and enforced under the Redemption Agreement as amended hereby.

6.        Representations and Warranties. Each party hereto represents and warrants that this Amendment has been duly authorized, executed and delivered and represents the legal, valid and binding agreement of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors’ rights generally.

7.        Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

8.        Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HEALTHMONT:

HEALTHMONT, INC.
By:

Name:	Timothy S. Hill
Title:	Chief Executive Officer and President

HEALTHMONT OF TEXAS

HEALTHMONT OF TEXAS, INC.
By:

Name:	Timothy S. Hill
Title:	President

HEALTHMONT OF TEXAS I

HEALTHMONT OF TEXAS I, LLC
By

Name:	Timothy S. Hill
Title:	Chief Manager

HILL:

Timothy S. Hill

EXHIBIT A TO AMENDMENT

EXHIBIT B TO REDEMPTION AGREEMENT